                                                                   EXHIBIT 10.38


[GE LOGO]

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE CONFIDENTIAL PORTIONS HAVE BEEN REDACTED AND ARE DENOTED BY [***]. THE CONFIDENTIAL PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                                             GE Aircraft Engines
--------------------------------------------------------------------------------
Kenneth D. Nusky                            General Electric International, Inc.
Manager-Turboprop/Turbofan Sales   1000 Western Avenue, M/D 34007 Lynn, MA 01910
Small Commercial Engines                                   Phone: (781) 594-5540
                                                             Fax: (787) 594-5769

                                               September 12, 1997

Mr. Thomas Duffy, Jr.
Vice President Of Maintenance and Engineering
Midway Airlines Corporation
300 W. Morgan Street, Suite 1200
Durham, NC 27701

              SUBJECT: General Electric CF34-3B1 Support Proposal
                           Proposal No. CF34-0897-065
                                   Revision 2

Dear Tom.

General Electric Aircraft Engine's Small Commercial Turbofan Department is pleased to provide this CF34-3B1 Turbofan Engine support proposal in support of Bombardier's proposal to Midway Airlines for ten (10) firm, ten (10) conditional orders and ten (10) option Canadair Regional Jets. This proposal outlines the support program, warranty, concessions and additional special guarantees which GE will provide Midway Airlines in conjunction with a Canadair Regional Jet aircraft purchase.

I.    ASSUMPTIONS

      A. Aircraft Deliveries - 10 Firm, 10 conditional and 10 option with aircraft delivery dates beginning in November 1997 and completion of firm orders by February 1999.

      B. Utilization - 3000 flight hours per year per aircraft average with baseline mission of 460NM (1.3 hours). A reduced takeoff power program is in place and being utilized to the maximum extent consistent with approved operating procedures.

      C. Maintenance - An on-condition maintenance plan. One maintenance base with line maintenance capability.

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II.   ENGINE CHARACTERISTICS

      The CF34-3B1 installed in the Canadair Regional Jet Series 200B is flat rated at 8729 lbs. of normal takeoff thrust (SLS to 73(degrees)) 9220 lbs. Automatic Power Reserve (SLS to 85(degrees)F). These ratings also apply to spare engines sold by General Electric to Midway Airlines.

III.  SPARES SUPPORT

      GE specialists will work with Midway Airlines to develop detailed provisioning recommendations based on Midway Airlines' finalized delivery schedule, utilization and level of maintenance.

      A.    Spare Engines

            For planning purposes, GE recommends provisioning of one (1) spare engines in support of each five firm Canadair Regional Jet aircraft (10% spares ratio).

            The price for a spare CF34-3B1 engine in 1997 U.S Dollars for 1997 delivery Ex-Works GE'S facility in Lynn, MA, USA is [***]. A shipping container is provided for each spare engine at no additional charge.

            For spare engines ordered by [***] by Midway Airlines in support of the ten (10) firm Canadair Regional Jets, General Electric will maintain 1997 base price protection for all such spare engines delivered through, 1998. Price adjustment for escalation to year of delivery would apply and is described in Attachment B. Spare engines ordered after [***] will be subject to price in effect at time of order.

      B.    Spare Parts

            For initial planning purposes, spare parts provisioning levels for Level I maintenance in support of the ten firm Canadair Regional Jet aircraft are enclosed in Attachment E.

            The listed spare parts prices are based on the current GE CF34 Spare Parts Catalog. Actual purchase price would be based on the then current CR34 Spare Parts Catalog in effect at time of order placement.

IV.   WARRANTY

      GE provides a comprehensive warranty for new installed and spare CF34-3B1 Engines as outlined below (specific details are in attached Warranty booklet):

                         Period                Coverage
                         ------                --------

New Engine/Module        [***]                 [***]

New Parts                1000-8000             [***] hrs for specific major
                         flight hours          scrap parts as defined in the
                                               Warranty booklet

Ultimate Life            15000 cycles          Pro-rata for LCF life limited
                                               parts permanently removed
                                               from service (scrap)

Campaign Change          Continuous            [***] labor allowance as defined

Warranty Pass-on                               Transferable to subsequent
                                               owners

V.    SPECIAL ENGINE SERVICE POLICY

      This Special Engine Service Policy provides supplemental coverage and provisions to Midway Airlines in addition to the warranty contained in the enclosed Attachment and is provided as a part of the Agreement between Midway Airlines and GE. The provisions of the Special Engine Service Policy are subject to the limitation of the warranty contained in the Airline Operator Warranty Booklet. This Special Service Policy applies to Midway Airlines and is not transferable without the written consent of GE.

      A.    New Engine/Module Warranty

            Under this special Engine Policy, [***] coverage for parts and labor on new Engines/modules is extended to [***] flight hours or twelve months from delivery to Midway Airlines, whichever comes later. Replacement parts used for repairs under this guarantee will be new or time compatible as appropriate.

      B.    New Parts Warranty

            Under this Special Engine Service Policy, [***] coverage for new parts purchased directly from GE is extended to [***] of operation; pro rata 3,000 - 8,000 hours for specific major scrap parts as defined in the Airline Operator Warranty Booklet.

      C.    Campaign Change

            Under this Special Engine Service Policy, GE will grant [***] at the warranty labor rate as established between Airline and GE for disassembly, reassembly, modification, testing, or inspection of GE supplied CF34-3B1 engines, modules, or parts therefor when such action is required to comply with a mandatory time compliance GE Service Bulletin or FAA and/or Transport Canada Airworthiness Directive. [***] is extended to [***], whichever occurs later, [***] or pro rata warranty credit, whichever is greater, thereafter.

            A labor allowance will be granted by GE for other GE issued Service Bulletins if so specified in such Service Bulletins.

VI.   SPECIAL GUARANTEES

      GE will provide the following special guarantees to Midway Airlines. The basis for these guarantees are described in Attachment C.

      A.    Shop Maintenance Cost

            GE guarantees that during the initial [***] of CF34-3B1 operation commencing with the delivery of the first Canadair Regional Jet to Midway Airlines, cumulative average shop maintenance costs for Midway Airlines' fleet of CF34-3B1 engines will not exceed [***] per engine flight hour for scrapped parts and labor (which includes shop labor for repair, test and outside processes), (1997 U.S. Dollars subject to escalation per Attachment B hereof). This is based on a cruise speed of .74Mn when appropriate, an on-condition maintenance program and shop labor rate being no greater than [***] per hour. This Shop Maintenance Cost Guarantee will apply to all new installed and spare CF34-3B1 Engines purchased by Midway Airlines in support of Canadair Regional Jet aircraft delivered during the ten-year guarantee period. Should this Shop Maintenance Cost Guarantee be exceeded, GE will provide a credit against future CF34-3B1 engine related purchases of spare engines or spare parts from GE in the amount of 75% of the overrun.

            The Shop Maintenance Cost for purposes of this guarantee is a net cost of labor and scrapped engine parts purchased originally from GE Small Commercial Turbofan Department after deducting warranty credits, material credits from all other guarantees offered herein, and other program considerations. The Shop Maintenance material and labor costs associated with repair of Line Replacement Units and the replacement of Life Limited Parts during the Guarantee period are included.

            Excluded from this guarantee are flight line labor and parts and repair of QEC, reverser, and nacelle. Also excluded from the guarantee are material handling charges or surcharges by repair agencies and the cost of transportation, taxes, duties, and insurance. Events and costs resulting from Foreign Object Damage
            (FOD), accident, negligence, maintenance or operational error are also excluded.

            Scrapped parts are those parts determined by GE or GE authorized repair agency to be unserviceable and beyond economic repair. Service Bulletin compliance, scrap parts and labor are included in the guarantee for GE Service Bulletins that are recommended by GE.

            Settlement of this Shop Maintenance Cost Guarantee will be made at the end of the guarantee period; however, an accounting may be performed jointly, based on data provided by Midway Airlines at the end of the fourth and eighth year to determine the status of the guarantee. Should the guarantee be exceeded at either of these interim points, credits amounting to [***] of the overrun will be provided to Airline. If credits are provided to Midway Airlines by GE at either of these interim points, and at the end of the ten (10) year guarantee period, the guarantee excess is reduced, Airline will promptly reimburse GE for all such excess credits. The reimbursement will include payment to GE for all credits utilized by the Midway Airlines as well as nullification of any remaining credits under this guarantee.

      B.    Shop Visit Rate Guarantee

            GE guarantees that the initial five year cumulative average CF34-3B1 engine caused shop visit rate for Midway Airlines' total fleet of CF34-3B1 engines will not exceed [***] events per [***] engine flight hours. The guarantee period shall commence from delivery of the first Canadair Regional Jet. If, at the end of the guarantee period, the guarantee level is exceeded, GE will provide Midway Airlines a credit against future CF34-3B1 related purchases of engines or spare parts from GE in the amount of U.S. [***] for each acceptable shop visit in excess of the guarantee. Criteria for shop visits acceptable under this guarantee are listed in Attachment C.

      C.    In-Flight Shutdown (IFSD) Rate Guarantee

            GE guarantees that the initial five year cumulative average CF34-3B1 engine-caused IFSD rate for Midway Airlines' total fleet of CF34-3B1 engines will not exceed [***] events per 1000 EFH. The guarantee period shall commence upon delivery of the first Canadair Regional Jet to Midway Airlines. If, at the end of the guarantee period, the guarantee level is exceeded, GE will provide Midway Airlines a credit against future CF34-3B1 related purchases of engines or spare parts from GE in the amount of U.S. [***] for each IFSD in excess of the guaranteed rate.

      E.    Fuel Consumption Guarantee

            GE will guarantee Midway Airlines that the fuel flow of each CF34-3B1 engine will not increase to a value [***] greater than the value stated in the engine model specification at maximum cruise power setting, sea level static during the first [***] engine flight hours or two years or revenue service, whichever shall last occur.

            If Midway Airlines engine fuel flow exceeds the guaranteed rate and upon Midway Airlines request, GE will analyze Midway Airlines data and provide recommendations relative to the correction of the excess fuel usage. If the engine fuel flow exceeds the guaranteed rate within the guarantee period, GE will reimburse Midway Airlines for the excess fuel consumed for that portion of the guaranteed period during which the guarantee is exceeded from the time GE is notified (the cost will be computed based on Midway Airlines average monthly cost of fuel). Criteria for measurement of this guarantee is described in Attachment C.

      F.    Performance Retention Guarantee

            GE guarantees that the cumulative fleet average cruise fuel consumption deterioration of new CF34-SB1 Engines will not exceed an average of [***] greater than the value stated in the Engine Model Specification at maximum cruise power setting, sea level static during the first [***] of Midway Airlines' revenue service. This guarantee includes installed and spare Engines to support all aircraft delivered during the period of this guarantee and will also include Engines which have undergone shop refurbishment during the guarantee period. Method of measurement for this guarantee is described in Attachment C.

            If at the end of the guarantee period, the fleet average guarantee level is exceeded, GE will reimburse Midway Airlines for the excess fuel consumption for that portion of the guarantee period during which the guarantee is exceeded, computed at Midway Airlines' average monthly cost of fuel. Reimbursement will be in the form of credits against CF34 related purchases from GE.

VII.  Exhaust Gas Temperature (EGT) Deterioration Guarantee

      GE guarantees that each new installed CF34-3B1 Engine in Midway Airlines' aircraft delivered within five years of initial aircraft delivery, will be capable of operating the first [***] flight hours without removal from an aircraft solely for the reason of being unable to reach rated power within temperature limits. If this is verified by GE, GE will pay 100% labor and material for the first [***] hours and a pro rata share beyond [***] hours of the cost of those parts and labor necessary to restore the Engine performance. Payment will be in the form of credits against CF34 related purchases from GE. The pro rata will be on straight line basis with [***] hours and zero percent at [***]. Available on-aircraft restoration techniques to regain EGT margin are to be accomplished prior to engine removal under this guarantee unless engine fails to demonstrate margin within limits on a ground run with ambient temperature less than 10(degrees) Celsius and reduced power or derivative engine takeoff rating program cannot be utilized to continue in service.

      Criteria for measuring this guarantee is described in Attachment C.

VII.  SPECIAL CONCESSIONS

      A.    Spare Engine Allowance

            To assist in the provisioning of Spare Engines and Spare Parts, General Electric will provide a special allowance of [***], in the form of credits to be applied against CF34-3B1 related spare parts purchases, for each spare engine purchased directly from GE in support of firm aircraft deliveries. If desired, credits may be applied against the purchase price of specific spare engines purchased.

      B.    Spare Parts Allowance

            General Electric will provide Midway Airlines a spare parts credit allowance to be applied toward future purchase of CF34-3B1 spare parts from GE in the amount of [***] of the delivered value of Initial Provisioning Spare Parts ordered in support of firm aircraft deliveries.

VIII. PRODUCT SUPPORT SERVICES

      A full complement of GE product support services will be provided for the CF34-3B1 Engine as defined in Attachment A hereof.

IX.   PAYMENT

      Payment will be made by wire transfer as follows:

            a.    For spare engines and modules:

                  -     [***]

                  - Balance net 30 days after delivery of each item to Midway Airlines (Ex-Works GE's facility Lynn, MA, USA)

            b. For spare parts or other products provided, [***] payment of the selling price shall be made net 30 days from delivery of each item to Midway Airlines (Ex-Works GE's facility Lynn, MA, USA.).

X.    CONDITIONS OF SALE

      The contents of this proposal are intended for the exclusive use of Midway Airlines and are to be considered as proprietary between GE and Midway Airlines. This proposal is subject to GE and Midway Airlines establishing credit terms and a mutually acceptable General Terms Agreement (GTA) and/or ECMP Agreement which contains terms and conditions consistent with those contained in Attachment F. GE will forward a GTA to Midway Airlines under separate cover at a later date.

XI.   VALIDITY

      This proposal remains valid until October 30, 1997, unless extended in writing by GE

      Yours truly,


      /s/ Kenneth D. Nusky

      Kenneth D. Nusky, Manager
      Turboprop/Turbofan Sales
      Small Commercial Turbofan Dept
      Tel.: 617-594-5540/Fax: 617-594-5769

                               PROPOSAL ACCEPTANCE

Midway Airlines hereby accepts GE's CF34-3B1 proposal dated September 12, 1997 for the sale of spare engines and associated equipment and for the Support Program proposed by GE for Midway Airlines for ten (10) firm, ten (10) conditional and (10) option Canadair Regional Jet Aircraft.

Accepted and agreed to this 16th day of September 1997.

GE Aircraft Engines                        Midway Airlines Corporation


By /s/ Bruce B. Bromby                     By /s/ Jonathan S. Waller
   -----------------------------              -----------------------------


         Bruce B. Bromby                           Jonathan S. Waller
--------------------------------           --------------------------------
           Typed Name                                 Typed Name

GE International
Attorney-in-Fact

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                                  ATTACHMENT A

                        CF34-3B1 PRODUCT SUPPORT SERVICES

GE will provide a comprehensive product support program for Midway Airlines which will include the following:

I.    CUSTOMER SERVICE

      A. A Customer Service Manager (CSM) will be assigned to Midway Airlines and will serve as its representative at GE's factory. The CSM will direct all aspects of GE CF34-3B1 support. The CSM will meet with Midway Airlines in advance of aircraft delivery to participate in planning preparations for engine support and on a continuing basis.

      B. GE will provide a full-time, on-site Technical Representative at Midway Airlines' main maintenance base for a minimum of one year from delivery of initial aircraft, with extensions beyond this period by mutual agreement. Follow-on technical representative services will be provided, when such services are mutually determined to be required, at no additional charge to Midway Airlines.

II.   COMMUNICATIONS

            Communications with Midway Airlines will be conducted on a personal basis by the GE CSM and the assigned technical representative, as well as by electronic communications, newsletters, coordination meetings, maintenance seminars and periodic operator seminars. Twenty-four hours/seven days a week emergency technical and spare parts assistance is maintained.

III.  FLIGHT OPERATIONS

            GE Flight Operations personnel, with Midway Airlines permission, would fly as observers with the Airline's flight crews, conduct crew seminars and participate in initial and recurrent operational training while enhancing flight crew's ability to operate the CF34-3B1 with maximum reliability and optimum operating costs. In addition, assistance will also be provided in developing engine-oriented General Operating Manuals, check lists and in house training capabilities.

IV.   PRODUCT SUPPORT ENGINEERING

            Factory based engineers who are specialized in powerplant engineering problems are available to make visits to Midway Airlines as mutually agreed. These engineers will coordinate with the CF34 design engineers and Midway Airlines powerplant maintenance group.

V.    TECHNICAL TRAINING

            GE will offer the below listed technical training classes, at GE's facility conducted in the English language, to Midway Airlines at no additional charge for a mutually agreed number of trainees. All salaries, travel and living, medical expenses and other related expenses of Midway Airlines personnel while receiving technical training shall be paid by Midway Airlines.

                     - Familiarization (3 day course)
                     - Line Maintenance (5 day course)
                     - Minor Maintenance (8 day course)

            In addition to the above technical training, GE will furnish to Midway Airlines, at no additional charge, mutually agreed items and quantities of technical training aids as used by GE, subject to availability. GE will also loan audio visual aids to Midway Airlines for reasonable periods of time. GE, on request, will provide a written quotation for training at a non-factory site.

VI.   TECHNICAL MANUAL

            GE will furnish, at no additional charge, technical manuals, including revisions thereof, to Midway Airlines. Technical manuals shall be furnished by GE to Midway Airlines in mutually agreed upon quantities. All technical manuals provided by GE shall be in the English language and in accordance with mutually agreed upon provisions of ATA Specification No. 100, and its subsequent revisions.

VII.  PERFORMANCE TREND MONITORING

            GE will provide Midway Airlines with a performance trend monitoring program using existing available instrumentation.

VIII. LEASE POOL ENGINE AVAILABILITY

            GE will maintain a limited pool of back up lease CF34-3B1 engines. These engines will be made available on a first come-first serve basis to all of our operators for emergency situations. The daily and flight hour lease rate for the CF34 engine will be $875 per day and $90 per engine flight hour in 1997 U.S. Dollars and will be subject to escalation.

            In special consideration to Midway Airlines, commencing with delivery of Midway Airlines' first CRJ aircraft, GE agrees to place a lease engine at Midway Airlines' facility for use by Midway Airlines on a non-exclusive basis. The lease engine will remain on-site at Midway Airlines' facility for a period of one year from delivery of Midway Airlines' tenth CRJ aircraft, or no later than December 31, 1999, provided that Midway Airlines purchases and takes delivery of two spare engines from GE within one year after delivery of Midway Airlines' tenth CRJ aircraft, or December 1999. Should additional lease engines be required to support airline requirements during this period, these will be forwarded to airlines on an as required basis.

            During the interim period that GE maintains a non-exclusive lease pool engine(s) on site at Midway Airlines, in the event Airline would require this engine(s), daily lease rate would be waived and only the then current hourly lease rate would apply.

            This lease rate represents a special rate which is contingent upon Midway Airlines purchasing and taking delivery of two spare engines per the schedule mentioned above. In the event that Midway Airlines does not acquire the above required quantity of spare engines, the lease rate will be the standard daily/hourly rate that which is in effect at the time Midway Airlines requires a lease engine(s).

            If a Midway Airlines' owned spare engine is available, Midway Airlines agrees to utilize its spare engine in lieu of the above mentioned GE owned lease engine.

IX.   ENGINE TOOLlNG/GROUND SUPPORT EQUIPMENT

            Pre-qualified drawings and specifications for special tooling/ground support equipment designed by GE will be provided at no additional charge so that Midway Airlines can manufacture or procure these items locally.

            This equipment will be offered for sale to Midway Airlines if Midway Airlines prefers not to make this equipment.

X.    SPARE PART PROVISIONING/ORDERING

            In connection with Midway Airlines' initial provisioning of Spare Parts, GE shall furnish Midway Airlines with data in accordance with ATA 200 Specification using a revision mutually agreed to in writing by GE and Midway Airlines.

            GE supplied parts will be shipped in accordance to lead times published in the then current spare parts catalog after initial provisioning and receipt of purchase order and consistent with requirements to meet authorized repair facility normal scheduled turn times.

            GE will agree to re-purchase after not less than one (1) year and not longer than three (3) years after delivery of the first CF34 powered Canadair Regional Jet to Midway Airlines, at the original invoice price, any initially provisioned spare parts purchased from GE which GE recommended Midway Airlines purchase, in the event such parts are found to be surplus to Midway Airlines needs. Parts must be new and unused, shall meet GE inspection requirements, and shall be returned to GE's plant Lynn, Mass. U.S.A. at Midway Airlines expense. Parts which become surplus to Midway Airlines's needs by reason of Midway Airlines' decision to upgrade or dispose of equipment are excluded from this provision. Payment will be in the form of credits toward purchase of GE Aircraft Engine CF34-3B1 related purchases of spare engines or parts from GE. Credit amounts will be based on original invoice price for initial provisioning parts.

XI.   ENGINE SERVICE - INSPECTION AND MAINTENANCE

            In addition to the support level of maintenance which Midway Airlines wishes to undertake, GE's Aircraft Engine Maintenance Center - Strother Field, Arkansas City, Kansas and Lufthansa Aero Services GmbH - Alzey, Germany are currently facilitized for minor and major repairs of the CF34 engine family.

                            ATTACHMENT B - ESCALATION

I. The base value for the Maintenance Cost Guarantee spare engine, lease rates, ECMP and other prices subject to escalation shall be adjusted effective 1 January 1998 and 1 January of each calendar year thereafter pursuant to the provisions of this Exhibit.

II. The following three average indices as published in December of the year prior to the applicable guarantee or price year shall be used to determine the amount of adjustment upward or downward:

      A. The twelve month average discussed below of the "Gross Hourly Earnings of Aircraft Engine and Engine Parts Production Workers" as published in "Employment and Earnings", U.S. Department of Labor, Bureau of Labor Statistics, Table C-2, SEC Code 3724, to the second decimal place.

      B. The twelve month average discussed below of the wholesale price index for "Industrial Commodities" as published in "Monthly Labor Review", Bureau of Labor Statistics, to the second decimal.

      C. The twelve month average discussed below of the wholesale price index for "Metals and Metal Products", Code 10, as published in "Monthly Labor Review". Bureau of Labor Statistics to the second decimal place.

III. The twelve month average for each index described above shall be determined for the base and current years. The base year shall be the twelve months ended September 1995. The current year shall be the twelve months ended September of the year preceding the year in which the guarantee or price applies.

IV. Values for guarantees and prices in any calendar year subject to this clause shall be adjusted by the average of the percentage change in each average Index described above for the current over the base year.

      Example - determine base price or guarantee rate for 1998:

                                          Base     Current       %
 Escalation Indices          Weight in   Indices   Indices    Changes   Weighted
                             ---------   -------   -------    -------   --------

1. Labor                       33.3%      144.4     151.3      4.78%     1.59%
2. Metals                      33.3%      119.3     122.8      2.93%     0.98%
3. Industrial Commodities      33.3%      116.9     120.7      3.25%     1.08%
                                                                         -----

        Total Escalation                                                 3.65%
                                                                         =====

Assume a base price or guarantee rate in 1997 $ of 100.

Calculate 1998 price or guarantee rate = $100 X 1.0365 = $103.65.

V. The guarantee rate or price shall be final and will not be subject to further adjustments in the indices.

VI. In determining the adjustment to be added to the guarantee rate or price, the percent increase shall be calculated to the nearest one-tenth of one percent. If the next succeeding decimal place is five or more, the preceding decimal figure shall be raised to the next higher figure.

VII. In the event that the indices specified herein are discontinued, or the basis of their calculation is modified, equivalent indices shall be substituted by GE to reflect increases in labor and material costs up to the September of the year prior to scheduled delivery of the Equipment.

VIII. Should the above provisions become null and void by action of the U.S. Government, the guarantee rate or price shall be adjusted due to increases in the cost of labor and material which have occurred from the period represented by the applicable Base Composite Price Index (B1) to September of the year prior to the year applicable guarantee or price.

IX. In the event the U.S. Bureau of Labor Statistics publishes indexes using a new base year, then the escalation shall be computed using such new indices.

                                  ATTACHMENT C
                          BASIS FOR SPECIAL GUARANTEES

I.    GENERAL

      A. All guarantees are based on a fleet of at least ten (10) Canadair Regional Jet aircraft to be delivered beginning in November, 1997, with a flight length of 1.3 hours or greater, 5% reduced takeoff power, maximum cruise speed of .74Mn. when appropriate, and an average aircraft utilization 3000 hours per year. It is assumed that an approved reduced power program is in place and being utilized to the maximum extent consistent with approved operating procedures.

      B. Operation under different conditions than those specified in A above may require adjustment of the guaranteed values.

      C. Engine operation and maintenance will be performed in accordance with General Electric procedures and recommendations. Service Bulletins will be incorporated in a timely manner.

      D. Events and costs resulting from foreign object damage (FOD), accident, negligence or maintenance error are excluded from all guarantees.

      E. Unless stated otherwise, these guarantees commence with delivery of Midway Airlines' first Canadair Regional Jet and end five years from delivery of the first aircraft.

      F. If credits become available to Midway Airlines under more than one specific guarantee or the Warranty, Midway Airlines will not receive duplicate credits but will receive the credits most beneficial to them under a single guarantee or the Warranty.

      G. These special guarantees apply solely to Midway Airlines and are not transferable to a third party without the prior written consent of GE.

      H. Substantiation of the fleet conditions described above will be provided to General Electric by Midway Airlines.

      I. All settlements of guarantees, if any, will be in the form of credits toward the future Midway Airlines purchase of CF34-3B1 spare engines and/or parts from GE.

      J. These guarantees require that Midway Airlines and GE agree upon the workscope necessary during each shop visit, that available on-wing maintenance and performance restoration procedures are used to avoid unnecessary shop visits, and that service bulletins agreed to between Midway Airlines and GE are incorporated in a timely manner. The guarantees shall not apply to repairs that are due to negligence and/or improper operation and maintenance.

II.   ENGINE-CAUSED SHOP VISIT RATE GUARANTEE-ACCEPTABLE SHOP VISITS

      Engine shop visits will be accepted under the Shop Visit Rate Guarantee if the shop visit meets any of the following criteria:

      A. The shop visit was necessary to correct an engine-caused failure. Shop visits for work that could have been performed with the engine installed on the aircraft, but was performed in the shop for convenience, are not acceptable.

      B. The shop visit was necessary to comply with an Air worthiness Directive issued by FAA, cognizant certifying authorities, or recommendations contained in GE's mandatory compliance service bulletins requiring compliance within a specified number of flight hours or cycles.

      C. The shop visit was necessary to comply with GE's written recommendation to perform scheduled maintenance that requires the shop visit of engines at scheduled intervals.

      D. The shop visit will not be considered an Engine-Caused Shop Visit under this guarantee when the shop visit is caused by FOD, negligence or maintenance error.

III.  ENGINE-CAUSED IN-FLIGHT SHUTDOWN RATE DEFINITION

      An engine-caused in-flight shutdown (EC-IFSD) is defined as an event occurring during engine operation while an aircraft is airborne that is directly attributable to an engine part failure that requires the pilot to shut down the engine, or which results in the engine's shutting itself down. It will not be considered an EC-IFSD under this guarantee:

      A. Unless it is determined to the reasonable satisfaction of GE that engine part failure is the cause of the IFSD, or

      B. When the IFSD is caused by FOD, negligence, maintenance error, instrumentation, or pilot error.


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IV.   FUEL CONSUMPTION GUARANTEE

      A. Removal of any engine for SFC performance test under this guarantee must be coordinated with GE's assigned representative. These guarantees do not include SFC deterioration due to mechanical damage which is differentiated from normal wear and tear.

      B. When an engine is returned to a GE authorized service facility, pursuant to this guarantee, an incoming performance check will be made. If the engine does not exceed the guarantee rate at Maximum Cruise Power Setting, SLS (Sea Level Static) then airline will pay for test expenses. GE reserves the right to wash the engine and perform such other appropriate line maintenance in accordance with field maintenance procedures during the incoming test or inspection.

            During the time the performance of the engine is being restored, the airline may wish other maintenance, updates, or zero time hardware to be incorporated. These will be charged to Midway Airlines.

V.    PERFORMANCE RETENTION GUARANTEE

      A. Fleet average base point for the fuel consumption guarantee is the average of four (4) performance flight test data points mutually agreed between GE and Bombardier plus the first 20 revenue flight cruise points of all Engines covered by this Agreement following delivery to Midway Airlines. For a valid base, the standard deviation of the calculated fuel flow deltas must not exceed 1.0%.

      B. The period covered by guarantee starts from the first revenue flight of the first aircraft.

      C. The minimum data required after the base point is established is ten cruise points every 90 days for each installed Engine. GE also requests access to any form of performance trending chosen by the operator to be submitted on an as required basis. Digital Flight Data Recorder (DFDR) readouts may be used to meet the data required.

      D.    Cruise data reported quarterly must include the following:

                  A/C Number; Engine Serial Number (ESN) Date; Flight Number; Engine Position; Altitude; Mach Number; TAT (Total Air Temperature);

                  and the following at Cruise Point; N(1) (Fan Speed); EGT; N(2) (Core Speed: Fuel Flow; Bleed configuration.

      E. Increase of fleet average cruise fuel consumption or trends suggesting the fuel consumption guarantee level is approaching may lead to the following:


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                  1.    GE Flight Audits

                  2. Test cell confirmation runs on specific Engines adjusted to sea level conditions plus nominal installation loss for comparison purposes.

      F. If, as a result of incorporation of Service Bulletins or other modifications, the initially established relationship of engine fuel flow, thrust and fan speed (N(1)) is altered, the measured, calibrated fuel consumption shall be suitably corrected to give effect to this change.

      G. Airline is to maintain records of total fuel purchased and monthly cost thereof (price per gallon) during the period of this guarantee in substantiation of any claim hereunder.

VI.   EXHAUST GAS TEMPERATURE (EGT) DETERIORATION GUARANTEE

      A. Removal of any engine for EGT deterioration test under this guarantee must be coordinated with GE's assigned representative. This guarantee does not include EGT deterioration due to mechanical damage which is differentiated from normal wear and tear.

      B. When an Engine is returned to a GE authorized service facility, pursuant to this guarantee, an incoming performance check will be made at no cost to Airline. If the Engine does not exceed the guarantee rate at Maximum Continuous Power Setting, SLS (Sea Level Static) then Midway Airlines will pay for test expenses. GE reserves the right to wash the Engine and perform such other appropriate line maintenance in accordance with field maintenance procedures during the incoming test or inspection.

            During the time the performance of the Engine is being restored, Midway Airlines may wish to have other maintenance, updates, or zero time hardware to be incorporated. These will be charged to Midway Airlines.


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